Exhibit 10.15

240 Cedar Knolls Road
Cedar Knolls, New Jersey 07927

Phone 973-532-8000
Fax 973-532-8115
October 22, 2009

To:	Atticus European Fund LTD
C/O Coden Trust Company, Cricket Square
Hutchins Drive, PO Box 2681
Grand Cayman E9 KY1-1111

Re:	Adjustments to Warrant No. A2 Issued by Emisphere Technologies, Inc. on March 31, 2005 (the “Warrant”)
Dear Warrant Holder:
     Pursuant to the terms of the Warrant, Emisphere Technologies, Inc. (the “Company”) is required to provide you with notice upon any antidilution adjustments. As described below, the Company has consummated certain financing transactions (the “Transactions”) that result in a new exercise price of $3.81 for shares subject to the Warrant. Additionally, the Warrant now entitles you to purchase from the Company up to a total of 393,700 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”).
     Prior to the Transactions, the Warrant entitled the holder to purchase up to 376,884 shares (“Warrant Shares”) of Common Stock at an exercise price for each share of Common Stock of $3.98. According to the terms of the Warrant, certain antidilution adjustments are required to be made upon the occurrence of certain events.
The Transactions
     On August 21, 2009, the Company completed the sale of 5,714,286 shares of Common Stock and warrants to purchase up to 2,685,714 additional shares of Common Stock in a registered offering (the “Registered Offering”). The shares of Common Stock and warrants were sold together as units for a negotiated sales price of $0.70. The Common Stock sold in the Registered Offering had a deemed price of $0.54725 per share. The value of the warrant coverage for the warrants sold in the Registered Offering was $0.15275. Based on the 47% level of warrant coverage, the consideration received for a warrant to purchase one full share of Common Stock is $0.325 ($0.15275 divided by 47%). The warrants are also subject to an exercise price of $0.70 per share of common stock, resulting in a total price for each share of Common Stock subject to the warrants of $0.325 plus $0.70, or $1.025.

     Also on August 21, 2009, the Company completed the sale of 6,015,037 shares of Common Stock and warrants to purchase up to 3,729,323 additional shares of Common Stock in a private placement transaction (the “Private Placement”). The shares of Common Stock and warrants were sold together as units for a negotiated sales price of $0.665. The Common Stock sold in the Private Placement had a deemed price of $0.4635 per share. The value of the warrant coverage for the warrants sold in the Private Placement was $0.2015. Based on the 62% level of warrant coverage, the consideration received for a warrant to purchase one full share of Common Stock is $0.325 ($0.2015 divided by 62%). The warrants are also subject to an exercise price of $0.70 per share of common stock, resulting in a total price for each share of Common Stock subject to the warrants of $0.325 plus $0.70, or $1.025.
     In connection with the Registered Offering, the Company issued warrants to purchase up to 504,000 shares of Common Stock to Rodman & Renshaw, LLC, as compensation for services rendered as the Company’s placement agent and financial adviser (the “Rodman Warrant”). Each share of Common Stock subject to the Rodman Warrant is exercisable at an exercise price of $0.875 per share.
Adjustment Calculations
     The calculations reflecting the antidilution adjustments required to be made as a result of the Transactions are described below.
Adjustment to Exercise Price
     The Warrant provides that upon the issuance of Additional Shares of Common Stock (as defined in the Warrant), without consideration or for a consideration per share less than the exercise price in effect on the date of and immediately prior to such issuance, the exercise price shall be reduced to a price (calculated to the nearest cent) determined in accordance with the following formula:
New Exercise Price = EP1 x CS1 + AS1
CS1 + AS2
where
EP1 = the exercise price then in effect;
CS1 = the total number of shares of Common Stock outstanding immediately prior to such issue calculated on a fully diluted basis, as if all convertible securities had been fully converted into shares of Common Stock and any outstanding options bearing an exercise price lower than the price at which the Additional Shares of Common Stock were issued had been fully exercised as of such date;
AS1 = the total number of Additional Shares of Common Stock that would have been issued at the aggregate consideration received by the Company at the exercise price in effect immediately prior to such issuance; and
AS2 = the total number of Additional Shares of Common Stock issued.

	Registered Offering		Private Placement
	Common		Common		Rodman
Variables	Stock	Warrants	Stock	Warrants	Warrants
EP1	$3.98	$3.44	$3.22	$2.83	$2.63
CS1	30,341,078	36,879,864	36,055,364	42,894,901	42,219,901
AS1	785,714	254,036	864,545	428,281	167,705
AS2	5,714,286	2,685,714	6,015,037	3,729,323	504,000
New Exercise Price	$3.44	$3.22	$2.83	$2.63	$2.61
NOTE: Actual calculations are based on unrounded amounts.
     As calculated above, the new exercise price of the Warrant would have decreased from $3.98 to $2.61 after giving effect to the Transactions. However, Section 7(j) of the Warrant provides that the exercise price of the Warrant shall not be reduced below $3.81 (as adjusted for stock splits, stock combinations and similar events). Therefore, the new exercise price of the Warrant is $3.81.
Adjustment to Share Number
     The Warrant provides that upon each adjustment of the exercise price, the number of Warrant Shares shall be adjusted by multiplying such number of Warrant Shares by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect after giving effect to such adjustment.
New Warrant Shares = WS1 x (EP1 / EP2)
where
WS1 = the Warrant Shares then in effect;
EP1 = the Exercise Price then in effect; and
EP2 = the Exercise Price now in effect.
New Warrant Shares = 376,884 x ($3.98 / $3.81)
New Warrant Shares = 393,700
     If you have any questions regarding this notice, please contact Michael R. Garone by telephone at (973) 532-8005.

Very truly yours, EMISPHERE TECHNOLOGIES, INC.
By:	/s/ Michael R. Garone
Michael R. Garone
Chief Financial Officer